Exhibit 10.1

STOCK PURCHASE AGREEMENT

DATED AS OF

August 2, 2006

BY AND AMONG

PACE HEALTH MANAGEMENT SYSTEMS, INC.,

CONMED, INC.,

AND

THE COMPANY STOCKHOLDERS SET FORTH HEREIN

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated August 2, 2006 by and among Pace Health Management Systems, Inc., an Iowa corporation (“Purchaser”), ConMed, Inc., a Maryland corporation (“Company”) and the stockholders identified on Schedule I attached hereto (each a “Stockholder” or “Company Stockholder” and collectively, the “Company Stockholders”). The Purchaser, the Company and each of the Company Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company Stockholders collectively own 100% of the issued and outstanding capital stock of the Company (the “Company Stock”);

WHEREAS, the Company Stockholders wish to sell, and the Purchaser wishes to buy, all of the Company Stock (the “Sale”); and

WHEREAS, the Company Stockholders, the Company and the Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the Sale.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all Parties, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Defined Terms. Certain capitalized terms used in this Agreement are defined in Schedule II hereto. Other capitalized terms are defined elsewhere herein.

ARTICLE II

THE SALE

Section 2.1        The Sale. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined) the Company Stockholders shall sell, and the Purchaser shall buy, all of the Company Stock.

Section 2.2        Closing.

(a)          The Closing. The parties shall endeavor to effect the closing of the Sale and the other transactions contemplated hereby (the “Closing”) with a view towards closing on or before October 31, 2006, or at such other time as the Parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Ellenoff Grossman & Schole LLP located at 370 Lexington Avenue, New York, New York unless otherwise agreed by the Parties. Purchaser shall pay to the Company a non-refundable cash deposit of $250,000 upon execution of this

Agreement (“Cash Deposit”), such amount to be held in escrow by Jackson & Campbell, P.C., counsel to the Company; provided, however, that such amount shall be released from escrow and returned to Purchaser in the event the Company and/or any of the Company Stockholders, fail to fully satisfy the closing conditions and any other required obligations hereunder; provided, further, that such amount shall be released from escrow and distributed to the Company Stockholders in the event that the Closing does not occur by October 31, 2006, in the event the Purchaser fails to fully satisfy the closing conditions and any other required obligations hereunder. In the event that the Closing is consummated on or before October 31, 2006, the Cash Deposit of $250,000 shall be deducted from the Cash Consideration (as defined below) owed to the Company Stockholders at the Closing of the Sale. Notwithstanding anything herein to the contrary and subject to the termination provisions of this Agreement, in the event the Closing does not occur by October 31, 2006, (i) this Agreement shall become null and void, and (ii) the parties shall have no further obligation pursuant to this Agreement, except for the confidentiality provisions that will survive this Agreement.

(b)         Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that (i) Purchaser shall pay the costs and expenses of any independent audits conducted in the course of its due diligence of the Company; (ii) upon consummation of the Sale, Purchaser shall be responsible for the cost of a single legal counsel, and other fees for both the Company and the Company Stockholders, whose fee shall in no case exceed $60,000 in the aggregate; (iii) upon consummation of the Sale, Purchaser shall be responsible for accounting and financial costs of the Company and, if mutually agreed upon in advance, accounting and financial costs of the Company Stockholders. If this Agreement is terminated for any reason, each party hereto shall bear their own costs and expenses in full, except as set forth above.

(c)         Closing Deliveries. At the Closing: (i) the Purchaser will pay to the Company Stockholders the Purchase Price (as defined below) minus the Cash Deposit as provided above, and subject to the Holdback as provided below; (ii) the Company Stockholders will deliver the stock certificates representing the Company Stock, duly endorsed for transfer or accompanied by stock powers duly executed in blank, free and clear of all Liens, and any other documents that are necessary to transfer to the Purchaser good title to all the Company Stock; (iii) the Purchaser, the Company and the Company Stockholders will each execute and deliver the documents required to be delivered by each of them pursuant to this Agreement hereunder; and (iv) the Purchaser, the Company and the Company Stockholders will either: (A) confirm in writing the satisfaction of all closing conditions, as described below, or (B) expressly waive in writing the fulfillment of any such closing condition, in each of their sole discretion.

(d)         Further Assurances (Company Control). At or after the Closing, and without further consideration, the Company and Company Stockholders will execute and deliver to the Purchaser such further instruments of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Company Stock and the operation of the Company’s business to the Purchaser and to place the Purchaser in complete, absolute and operational control of the Company.

Section 2.3       Directors and Officers. At the Closing, all current directors and officers of the Company shall execute and deliver their written resignations to the Company and the Purchaser; such officers and directors as shall remain in such capacities shall thereafter be reappointed as set forth in their respective employment agreements. At or prior to Closing, employment agreements for each of Richard Olson, Ronald Grubman and Howard Haft shall be executed containing terms satisfactory to such employees and the Purchaser.

Section 2.4       Consideration.

(a)          Consideration. As consideration in full for the Sale of the Company Stock, the Purchaser will pay to the Company Stockholders, as set forth in Section 2.4 of the Company Disclosure Schedule: (i) Eight Million Dollars ($8,000,000) in cash (the “Cash Consideration”) minus the Cash Deposit (as defined above) and (ii) 5,714 shares of a newly created preferred stock (the “Pace Stock”) which shall be convertible into 571,429 post-split shares of the Purchaser’s common stock, no par value (“Pace Common Stock”) (the Pace Stock, together with the Cash Consideration; collectively, the “Purchase Price”).

(b)          Offset. All dividends, distributions, bonuses or other similar payouts to the Company Stockholders pursuant to existing agreements or otherwise since December 31, 2005 are set forth in Section 2.4(b) of the Company Disclosure Schedule. At the Closing, the Cash Consideration payable for the Company Stock shall be offset, on a dollar-for-dollar basis, to the extent that such dividends, distributions or other similar payouts actually exceed the amounts set forth in Section 2.4(b) of the Company Disclosure Schedule; to the extent this figure is determined after the Closing, Purchaser shall have the right, pursuant to the Holdback Agreement (as defined below) to offset such amount on a dollar-for-dollar basis at such time based on the fair market value of the Pace Common Stock at such time, as further set forth in the Holdback Agreement.

(c)          Holdback. Pursuant to a holdback agreement in the form attached hereto as Exhibit A (the “Holdback Agreement”), an aggregate of 50% of the amount of shares of Pace Common Stock shall be placed in escrow for a period of 12 months following the Closing. Such amounts held in escrow shall be used as an offset against losses resulting from (i) breaches of the representations, warranties or covenants of the Company and the Company Stockholders which are unknown or undisclosed to the Company at Closing, provided, that, the Company and the Company Stockholders fail to cure such breach within 60 days of receipt of written notice by the Purchaser to the Company and the Company Stockholders, and provided, further, that such breach shall reasonably be expected to have a Material Adverse Effect on the Purchaser or the Surviving Corporation, and (ii) any amounts due under Section 2.4(b) above.

(d)          No Fractional Shares. No fraction of a share of Pace Stock will be issued in connection with the Sale. Each fraction of a share of Pace Stock shall be rounded to the nearest whole number.

(e)          Management Option Plan. As soon as practicable after the Closing, Purchaser shall use its best efforts to effect and approve, including by submission of vote to its stockholders, a management option plan of 1,000,000 shares of Pace Common Stock (the “Management Option Plan”). In addition, the Company Stockholders shall receive options to purchase an aggregate of 250,000 shares of Pace Common Stock in the amounts set forth in Section 2.4(e) of the Company Disclosure Schedule, in exchange for the existing options, held by each of the Company Stockholders, to purchase shares of common stock of the Company, which shall be cancelled at Closing. The Company Stockholders shall incur no out-of-pocket expenses relating to the exercise of options under the Management Option Plan, other than the payment of their respective exercise price to the Purchaser.

(f)           Further Assurances (Documentation). At and after the Closing, the officers and directors of the Purchaser will be authorized to execute and deliver, in the name and on behalf of Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Purchaser any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Purchaser as a result of, or in connection with, this Agreement and the transactions contemplated thereby.

Section 2.5        Restricted Securities; Lockup; Registration.

(a)           The shares of Pace Stock to be issued pursuant to Section 2.4 hereof will be restricted securities within the meaning of the Securities Act, will not have been registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act and may not be sold or transferred absent such registration or unless an exception from registration is available. The Company Stockholders acknowledge and understand that the Pace Stock will have been issued for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the Pace Stock in full compliance with all applicable provisions of the Securities Act, the rules and regulations promulgated by the SEC thereunder, and applicable state securities laws; and that an investment in the Pace Stock is not a liquid investment. The certificates evidencing such shares of Pace Stock shall bear a legend substantially in the following form, in addition to any other legends required by applicable state Law:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO: (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (III) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.”

(b)          The shares of Pace Stock to be issued pursuant to Section 2.4 hereof will be subject to a voting and lockup agreement as set forth in Exhibit B hereto (the “Voting and Lockup Agreement”), whereby (i) the Company Stockholders agree to vote all their shares of Pace Stock in favor of the proposed recapitalization and reorganization of the

Company following the Closing, and (ii) with respect to the lockup, such shares shall be released from lockup according to the following schedule: with respect to 25% of the original number of shares of Pace Stock issued, after 12 months following the Closing; with respect to the next 25% of the original number of shares of Pace Stock issued, after 18 months following the Closing; with respect to the last 50% of the original number of shares of Pace Stock issued, after 24 months following the Closing.

(c)          The Purchaser shall use good faith efforts to register the Pace Stock on the same registration statement as that used to register the securities issued in the Private Placement (as defined below), subject to the Voting and Lockup Agreement referred to above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE

COMPANY STOCKHOLDERS AND THE COMPANY

Company and Company Stockholders, jointly and severally, represent and warrant to Purchaser as follows

Section 3.1         Organization, Standing and Power.

(a)         Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company has no subsidiaries. The copies of the certificate of incorporation and bylaws of Company which were previously furnished or made available to Purchaser are true, complete and correct copies of such documents as in effect on the date of this Agreement. Company has made available to Purchaser correct and complete copies of the minutes of all meetings of (w) Company stockholders, (x) the Board of Directors of Company and (y) each committee of the Board of Directors of Company held since January 1, 2001.

(b)         Except as set forth in Section 3.1 of the Company Disclosure Schedule delivered by Company to Purchaser prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty to which its relevance is reasonably apparent) (the “Company Disclosure Schedule”), Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. Company does not own, directly or indirectly, any voting interest in any Person that would create a filing obligation by Purchaser under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Section 3.2         Capital Structure.

(a)         The authorized capital stock of Company consists of (A) one thousand (1,000) shares of Common Stock, no par value, of which three hundred (300) shares were issued and outstanding as of the date hereof. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of the date hereof, there are no outstanding options, warrants or other rights to acquire capital stock from Company, except as provided in Section 2.4(e) above. Except as set forth in Section 3.2 of the Company Disclosure Schedule, as of the date hereof, there are no shareholder agreements, voting trusts or other agreements or understandings to which Company is a party or by which it is bound relating to the voting of any shares of the capital stock of Company. All outstanding shares of the Company capital stock were issued in compliance in all material respects with all applicable federal and state securities laws.

(b)         Except as otherwise set forth in Section 3.2 of the Company Disclosure Schedule, no bonds, debentures, notes or other indebtedness of Company having the right to vote on any matters on which stockholders may vote, are issued or outstanding.

(c)         Except as otherwise set forth in this Section 3.2 or as set forth in Section 3.2 of the Company Disclosure Schedule, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or obligating Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding obligations of Company to repurchase, redeem or otherwise acquire any shares of capital stock of Company. Except as set forth in Section 3.2 of the Company Disclosure Schedule, Company is not a party to any voting agreement with respect to the voting of any such securities.

Section 3.3         Authority; No Conflicts.

(a)         Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding agreement of Purchaser, constitutes a valid and binding agreement of Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(b)        The execution and delivery of this Agreement by Company does not, and the consummation by Company of this Agreement and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of Company or (B) except as set forth in Section 3.3 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, deed of trust, indenture, lease, benefit plan or other agreement, understanding, contract, obligation, instrument, permit, concession, franchise, custodianship, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets.

(c)         No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation of the other transactions contemplated hereby, except the Necessary Consents (as defined below), the approvals set forth in Section 3.3 of the Company Disclosure Schedule and such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(d)         None of the execution of this Agreement or the consummation of the transactions contemplated hereby in the manner specified in this Agreement will result in the termination, either immediately or with the passage of time, of any Jurisdictional Healthcare Agreement.

Section 3.4         Financial Statements.

(a)         The Company was formed on June 10, 1987. The Company has heretofore furnished Purchaser with copies of the following financial statements of the Company: (i) complete audited financial statements for and as of the years ended December 31, 2003, 2004 and December 2005, and (ii) complete unaudited financial statements for the period ended March 31, 2006. Except as set forth on Schedule 3.4 to the Company Disclosure Schedule, all such financial statements are complete and correct, were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), consistently applied throughout the periods indicated, and have been prepared in accordance with the books and records of the Company, and present fairly the financial position of the Company at such dates and the results of its operations and cash flows for the periods then ended, subject to such inaccuracies, if any, which are not material in nature or amount. The financial statements of the Company provided to Purchaser pursuant to this Section 3.4 are referred to herein as the “Company Financial Statements.”

(b)        There are no liabilities of or against the Company of any nature (accrued, absolute or contingent, unasserted, known or unknown, or otherwise), except: (i) as and to the extent reflected or reserved against the Company Financial Statements; (ii) as set forth on Schedule 3.4(b) to the Company Disclosure Schedule; (iii) those that are individually, or in the aggregate, not material and were incurred since December 31, 2005 in the ordinary course of business consistent with prior practice; or (iv) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice.

Section 3.5       Information Supplied. None of the information supplied or to be supplied by the Company or the Company Stockholders for inclusion or incorporation by reference in (i) the Form 8-K; (ii) the offering memorandum prepared in connection with the Private Placement (the “Private Placement Memorandum”) or (iii) the proxy statement prepared in connection with the recapitalization and reorganization of the Company (the “Proxy Statement”) will, at the time such documents are filed with the SEC or distributed to potential investors, or at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by Company or Company Stockholders with respect to statements made or incorporated by reference in the Form 8-K, the Private Placement Memorandum or the Proxy Statement based on information supplied by Purchaser.

Section 3.6       Board Approval. The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) declared that this Agreement and the other transactions contemplated hereby are advisable and in the best interests of Company and the stockholders of Company, and (ii) approved this Agreement and the transactions contemplated hereby.

Section 3.7      Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Stock entitled to vote upon adoption of this Agreement, voting together as a single class (the “Required Company Vote”) is the only vote of the holders of any class or series of Company’s capital stock necessary to consummate the transactions contemplated hereby, and all of the Company Stockholders have voted in favor of the consummation of such transactions as part of the Required Company Vote.

Section 3.8       Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Company.

Section 3.9	Litigation; Compliance with Laws.

(a)         Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Company or Stockholders, threatened, against or affecting Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company.

(b)         Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Company (the “Company Permits”). Company is in compliance with the terms of the Company Permits. The businesses of Company are not being conducted in violation of, and Company has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity. Since December 31, 2001 the Company has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Entity, including state health and regulatory authorities (“Company Regulatory Filings”) and any applicable Federal regulatory authorities, and have timely paid all Taxes, fees and assessments due and payable in connection therewith. All such Company Regulatory Filings complied in all respects with applicable law. Except as set forth in Section 3.9 of the Company Disclosure Schedule, copies of which have been provided to Purchaser, Company has not received any notice letters, deficiency notices or other communications (including but not limited to adverse quality reports or reviews) from clients, healthcare entities, jurisdictions, Governmental Entities or other parties that receive services from, or provide services to, the Company.

(c)         Except as set forth in Section 3.9 of the Company Disclosure Schedule, Persons employed or otherwise contracted with by the Company to provide healthcare services hold all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for such Persons to function in the capacity for which they were employed or contracted.

Section 3.10    Absence of Certain Changes or Events; Certain Agreements Affected by Agreement.

(a)         Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2005, (i) Company has conducted their business only in the ordinary course consistent with past practice, (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company and (iii) there has not been any action taken by Company during the period from December 31, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Closing without the consent of Purchaser, would constitute a breach.

(b)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, stockholder, agent or employee of the Company or any other third party, (ii) materially increase any benefits otherwise payable by the Company to its officers, directors, stockholders or employees, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) breach, cause an event of default or give any third party any rights against the Company.

Section 3.11    Taxes.

(a)         Except as set forth in Section 3.11 of the Company Disclosure Schedule, Company (A) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed material Tax Returns are complete and accurate in all material respects; (B) has paid all Taxes that are due and payable (whether or not shown as due and payable on such filed Tax Returns) or that Company is obligated to pay without the filing of a Tax Return; (C) has paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP, (D) has withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (E) has not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (F) has never been a member of any consolidated group for United States federal income tax purposes, and (G) is not a party to any tax sharing agreement or arrangement other than with each other and do not have any liability for the Taxes of any other Person (other than Company). Except as set forth in Section 3.11 of the Company Disclosure Schedule, (i) no liens for Taxes exist with respect to any of the assets or properties of Company, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith, (ii) Company has made available to Purchaser true, correct and complete copies of all material federal, state and local Tax Returns filed by Company on which the statute of limitations has not expired, (iii) Company has not been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code and (iv) the income Tax Returns of Company have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (or the applicable statute of limitations has expired) for all years through 2005, and all material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. Except as set forth in Section 3.11 of the Company Disclosure Schedule (copies of which have been provided to Purchaser, if any), (i) there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Company; (ii) no written notice of any audits, examinations, investigations, litigation or other proceedings from any Taxing authority has been received by Company with respect to a material amount of Taxes; (iii) Company has no material deferred gains created by any other transaction, or has any material excess loss accounts; and (iv) no written claim that could give rise to material Taxes has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction. Company has made available to Purchaser correct and complete copies of any audit report issued relating to income or franchise Taxes of Company with respect to which the statute of limitations has not expired. Company has not engaged in a “confidential corporate tax shelter” within the meaning of Section 6111(d) of the Code and Treasury Regulation Section 301.6111-2, as in effect prior to the enactment of the American Jobs Creation Act of 2004, or a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(b)         None of the Company Stockholders are or will (to their Knowledge) be subject to any audit, examination, investigation, litigation, or other proceedings in respect of Taxes by any taxing authority.

Section 3.12	[intentionally omitted]

Section 3.13    Third-Party Contracts. All contracts with third-party payors were entered into by the Company in the ordinary course of business. The Company has properly charged and billed in accordance with the terms of those contracts in all material respects, including, where applicable, billing and collection.

Section 3.14    Required Filings. Company has made all Company Regulatory Filings with all applicable Governmental Entities for the years ended December 31, 2003, 2004, and 2005 and for each quarterly and annual period ending after December 31, 2005 and prior to the Closing Date (the “Company State Agency Filings”).

Section 3.15	Affiliate Transactions.

(a)         Except as disclosed in Section 3.15 of the Company Disclosure Schedule, there are no contracts, commitments, agreements, arrangements, understandings or other transactions between Company on the one hand, and any (i) officer or director of Company; (ii) record or beneficial owner of any securities of Company; or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

(b)         Section 3.15 of the Company Disclosure Schedule lists all loans to any director, officer or affiliate (as defined above) of Company outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan.

Section 3.16   Health Insurance Portability and Accountability Act of 1996. To the Company’s Knowledge, Company is, and Company’s business is being conducted, in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996, except as set forth in Section 3.16 of the Company Disclosure Schedule.

Section 3.17    Off-Balance Sheet Arrangements. Section 3.17 of the Company Disclosure Schedule describes, and Company has delivered to Purchaser copies of the documentation creating or governing, all securitization transactions and other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) that existed or were effected by Company since December 31, 2005 in effect on the date hereof.

Section 3.18    Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Company individually or in the aggregate, or as disclosed in Section 3.18 of the Company Disclosure Schedule, (i) the operations of Company are and have been in compliance with all applicable Environmental Laws and with all Environmental Permits; (ii) no material written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Company is pending or, to the Knowledge of Company, threatened, involving any real property currently or formerly owned, operated or leased by Company; (iii) to the Knowledge of Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Company or operations of Company thereon would reasonably be expected to result in Environmental Liabilities; (iv) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on any real property owned, operated or leased by Company in conditions or concentrations that would reasonably be expected to result in

Environmental Liabilities; and (v) Company has made available to Purchaser all Environmental Reports in the possession or control of Company.

As used in this Agreement, “Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901 et seq., the Clean Water Act, 33 U.S.C. sections 1251 et seq., the Clean Air Act, 42 U.S.C. sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sections 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. sections 2701 et seq., as such laws have been amended or supplemented as of the Closing Date, and the regulations promulgated pursuant thereto as of the Closing Date, and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) arise from actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, “Environmental Permits” means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law. As used in this Agreement, “Environmental Report” means any report, study, assessment or audit that addresses any issue of noncompliance with any Environmental Law, or any Environmental Liability of Company or any of its Subsidiaries. As used in this Agreement, “Hazardous Materials” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

Section 3.19	Intellectual Property.

(a)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or as disclosed in Section 3.19 of the Company Disclosure Schedule, (a) Company exclusively owns, is exclusively licensed or otherwise has the exclusive right to use (in each case, free and clear of any Liens), all Intellectual Property used in, held for use in, or necessary for the conduct of its business as currently conducted and all Intellectual Property required for the continued conduct of its business; (b) the operation of the business of each of Company, including, without limitation, the use of any Intellectual Property by Company, does not infringe on, misappropriate, or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Company acquired the right to use any Intellectual Property; (c) to the Knowledge of Company, no Person is challenging or infringing on or otherwise violating any right of Company with respect to any Intellectual Property owned by or licensed to Company; (d) Company has not received any written notice of any claim or proceeding with respect to any Intellectual Property used by Company and no Intellectual Property owned or licensed by Company is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property and all renewal and maintenance fees with respect thereto have been duly paid; and (e) Company has taken reasonable measures to protect the secrecy and confidentiality of all confidential information that Company owns or which is used in, held for use in, or necessary for the conduct of Company’s business as currently conducted, and such confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(b)         For purposes of this Agreement, “Intellectual Property” shall mean Company’s request for proposal software system, used to help Company plan and execute bids on contracts (the “RFP System”), trademarks, service marks, brand names, internet domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, methods and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets, confidential information and know-how, and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings, compilations, databases and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; IT Assets, as applicable; and any similar intellectual property or proprietary rights.

(c)         Section 3.19 of the Company Disclosure Schedule sets forth a list of all material registrations, issuances, filings and applications for registration or issuance of Intellectual Property owned or exclusively licensed to Company, as well as material unregistered trademarks, software, firmware or middleware owned or exclusively licensed to Company. To the extent indicated on such schedule, such Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains valid, enforceable and in full force and effect as of the Closing Date. There are no actions that must be taken or payments that must be made within 180 days following the Closing Date that, if not taken, will materially and adversely affect the Intellectual Property listed on Section 3.19 of the Company Disclosure Schedule. Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to such Intellectual Property.

(d)         Section 3.19 of the Company Disclosure Schedule sets forth a correct and complete list of all material licenses of Intellectual Property under which Company is a (i) licensor or (ii) licensee (“IP Licenses”). Company is not in material violation or breach of any IP

Licenses. All of the IP Licenses are, to Company’s Knowledge, valid, enforceable and in full force and effect.

(e)         Except as set forth in Section 3.19 of the Company Disclosure Schedule, Company has not made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee) of its rights to, or in connection with any Intellectual Property, which claim is unresolved. Except as set forth in Section 3.19 of the Company Disclosure Schedule or as contained in purchase orders or license agreements entered into in the ordinary course of business, Company has not entered into any agreement to indemnify any other Person against any charge of infringement or misappropriation of any Intellectual Property.

(f)         Except as set forth in Section 3.19 of the Company Disclosure Schedule, there are no interferences or other contested proceedings, either pending or, to the Knowledge of Company threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any governmental authority (foreign or domestic) relating to any pending application with respect to the Intellectual Property held for use or used in its business.

(g)         Company has secured valid written assignments from all Persons (including, without limitation, consultants and employees) who contributed to the creation or development of Intellectual Property owned by Company and its Subsidiaries, of the rights to such contributions that it does not already own by operation of law, except where the failure to obtain such assignment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(h)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or as disclosed in Section 3.19 of the Company Disclosure Schedule, (a) the IT Assets of Company operate and perform in accordance with their documentation and functional specifications and otherwise as required by Company in connection with Company’s business; (b) to Company’s Knowledge, such IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, devices or elements that (i) enable or assist any person to access without authorization such IT Assets or (ii) otherwise materially adversely affect the functionality of such IT Assets; (c) Company has implemented reasonable backup and disaster recovery technology consistent with industry practices; and (d) to the Knowledge of Company, no Person has gained unauthorized access to such IT Assets. None of the software, firmware or middlewear of the IT Assets incorporates, includes, is embedded with, or is dependent on any shareware, freeware or is otherwise covered by any public or similar licensing regime.

(i)          For purposes of this Agreement, “IT Assets” means all computers, computer software, firmware, middleware, servers, source code, object code, development tools, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, which are used in or necessary for the conduct of Company’s business as currently conducted.

(j)          Company has made backups of all of its material proprietary software and databases and has maintained such software and databases at a secure off-site location. Except as set forth on Section 3.19 of the Company Disclosure Schedule, Company has actual possession of all of the IT Assets they use or that are necessary for the operation and continued operation of their respective businesses.

(k)        The Company’s collection and use of information from its customers and other Persons (“Customer Information”) is in compliance with all applicable laws and industry standards and practice, and to the Company’s Knowledge, Company does not use Customer Information in an unlawful manner or in a manner that violates the privacy rights of its customers, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Company. The Company has adequate security measures in place to protect Customer Information from illegal access to and use by third parties or use by third parties in a manner that violates the privacy rights of their customers and other such Persons.

(l)          RFP System. The RFP System is used by the Company, is restricted as to who may use it, and the only persons able to access and use the RFP System are Ronald Grubman, Richard Olson and Howard Haft. To the Company’s Knowledge, the Company’s use of the RFP System is in compliance with all applicable laws and the Company does not use the RFP System in an unlawful manner or in a manner that violates the proprietary rights of any third parties.

Section 3.20    Certain Agreements. Section 3.20 of the Company Disclosure Schedule lists, as of the date hereof, each of the following contracts, agreements or arrangements, whether written or oral, to which Company is a party or by which it is bound (collectively, the “Company Material Contracts”): (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) all Jurisdictional Healthcare Agreements, all third-party healthcare service provider or referral contracts, including any amendments or extensions thereto; (iii) all service contracts based on number of inmates or prisoners serviced; (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor (it being understood that trade payables, ordinary course business funding mechanisms between Company and its customers and providers shall not be considered indebtedness for purposes of this provision); (v) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (vi) collective bargaining contracts; (vii) joint venture, partnership agreements or other similar agreements; (viii) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business; (ix) any contract, agreement or policy for reinsurance; (x) leases for real or personal property not cancelable by Company (without premium or penalty) within 12 months; (xi) all Contracts to which Company is a party granting any license to intellectual property (other than trade and service marks); (xii) all confidentiality and non-solicitation agreements (other than in the ordinary course of business), agreements by Company not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of Company; (xiii) any Contract, other than any insured customer contracts that requires consent of a third party in the event of or with respect to this Agreement and the transactions contemplated thereby, including in order to avoid termination or loss of benefits under any such Contract; (xiv) any non-competition agreement or any other agreement or arrangement that by its terms (A) limits or otherwise restricts Company or any successor thereto or (B) would, after the Closing, limit or otherwise restrict Company or Purchaser including the Surviving Corporation or any successor thereto, from engaging or competing in any line of business or in any geographic area; (xv) any Contract with any Person with whom the Company does not deal at arm’s length or any agreement with any of the Company Stockholders; (xvi) any Contract providing for the indemnification of any officer, director, employee or agent; (xvii) any Contract or order with or from a Governmental Entity; (xvi) all outsourcing and specialty vendor Contracts; and (xvii) all employment contracts, consulting agreements, representative agreements, service contracts and similar agreements to which the Company is a party. Company has previously made available to Purchaser complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 3.20 of the Company Disclosure Schedule (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto, but excluding certain names, terms and conditions that have been redacted in compliance with applicable laws governing the sharing of information or otherwise). All Company Material Contracts are in the written form previously provided or made available to Purchaser. The Company has performed all of the material obligations required to be performed by it as of the date hereof and is entitled to all benefits under, and is not alleged to be in material breach or default in respect of any Company Material Contract. All of the Company Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Company. To the Knowledge of Company, no Person is challenging the validity or enforceability of any Company Material Contract, except such challenges which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company has not, and to the Knowledge of Company, as of the date hereof, none of the other parties thereto, have violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Company Material Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

Section 3.21    Healthcare Laws. The Company has complied, and is in compliance, with all material federal, state or local laws, statutes, codes, or ordinances relating to healthcare regulatory matters, including without limitation (A) 42 U.S.C. Sections 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Anti-Kickback Statute” (B) 42 U.S.C. Section 1395nn, which is commonly referred to as the “Stark Statute” and (C) § 31 U.S.C Sections 3729-3733, which is commonly referred to as the “Federal False Claims Act”.

(a)          Titles XVIII and XIX of the Social Security Act, implementing regulations and program manuals; and (E) 42 U.S.C. Sections 1320d-1320d-8 and 42 C.F.R. Sections 160, 162 and 164, which is commonly referred to as HIPAA (the foregoing hereinafter collectively referred to as “Healthcare Laws”) applicable to the Company’s operations. The Company has maintained all records required to be maintained in connection with the Medicare and Medicaid programs established under Titles XVIII and XIX of the Social Security Act, the Civilian and Medical Program of the Uniform Services (the “CHAMPUS Program”), and the Tricare Program and such other similar federal, state or local reimbursement or governmental programs for which the Company is eligible (the foregoing hereinafter referred to collectively as the “Governmental Programs”) as required by applicable Healthcare Laws, the failure of which to maintain has had or would reasonably be expected to have a Material Adverse Effect.

(b)         Without limiting the foregoing, neither the Company, nor, to the knowledge of the Company, any of the Company Stockholders, has engaged in any activities that are prohibited under 42 U.S.C. Sections 1320a-7, 1320a-7a, 1220a-7b, 1395nn, and 1396b, 31 U.S.C. Sections 3729-3733, the federal CHAMPUS/TRICARE statute, or any other federal or state statutes related to false or fraudulent claims, the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations, including the following:

(i)           knowingly and willfully making or causing to be made any false statement or representation of material fact in any application for any benefit or payment;

(ii)        knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)       failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or

(iv)        knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration in return for (1) referring an individual for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Governmental Programs, or (2) purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by a Governmental Program.

(c)         Section 3.21 of the Company Disclosure Schedule lists all financial relationships (whether or not memorialized in writing) that the Company has with any physician or an immediate family member of a physician which is material to the Company’s operations. For purposes of this Section 3.21, the term “financial relationship” has the meaning set forth in 42 U.S.C. Section 1395nn.

(d)        The Company is certified for participation and reimbursement and qualified as a participating provider under the Governmental Programs set forth on Section 3.21 of the Company Disclosure Schedule, however, the Company does not receive direct reimbursement from the Medicare and Medicaid programs established under Titles XVIII and XIX of the Social Security Act, rather the Company enters into and maintains individual contracts/agreements with the County governments whereby payment is made directly to the Company for any services rendered. The Company has current provider numbers and provider agreements for such Governmental Programs and for any such as are set forth on Section 3.21 of the Company Disclosure Schedule. There are no pending appeals, overpayment determinations, challenges, audits, litigation, or notices of intent to open Governmental Programs’ claim determinations or other reports required to be filed by the Company, except for such appeals of individual claim denials that occur in the ordinary course of business. The Company has not received any notice indicating that its qualification as a participating provider may be terminated or withdrawn nor has any reason to believe that such qualification may be terminated or withdrawn. The Company has timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including Governmental Programs), and all such claims or reports are complete and accurate in all material respects. The Company has no liability to any payor with respect thereto, except for liabilities incurred in the Ordinary Course of Business.

(e)	To the knowledge of the Company, no shareholder or employee of the Company:

(i)          has been convicted of or charged with any violations of law related to Medicare, Medicaid, any other Federal Health Care Program (as defined in 42 U.S.C. Section 1320a-7b(f)), or any other Governmental Program;

(ii)         has been convicted of, charged with, or investigated for any violation of law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances;

(iii)        is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of law which is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility; or

(iv)	has violated or is presently in violation of any Healthcare Laws.

Section 3.22	Employee Benefit Plans.

(a)         All domestic and foreign benefit and compensation plans, programs, contracts, commitments, practices, policies and arrangements that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, stock based, incentive and bonus plans (the “Company Plans”), are listed in Section 3.22 of the Company Disclosure Schedule. Correct and complete copies of the following documents, with respect to each of the Company Plans have been delivered or made available to Purchaser by Company, to the extent applicable: (i) any Company Plans, together with all amendments and attachments thereto (including, in the case of any Company Plan not set forth in writing, a written description thereof); (ii) all trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the most recent annual report on IRS Form 5500 for each of the past three years and all schedules thereto and the most recent actuarial report; (iv) the most recent IRS determination letter; (v) summary plan descriptions and summaries of material modifications; (vi) the two most recently prepared actuarial valuation reports; (vii) all minutes with respect to meetings of each Company Plans’

administrative committee and/or plan administrator for the past three years; and (viii) all contracts and agreements relating to each Company Plan.

(b)         Except as set forth in Section 3.22 of the Company Disclosure Schedule: (A) each Company Plan, other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), is in compliance with ERISA, the Code and other applicable laws, except to the extent that any non-compliance would not result in material liability to Company; (B) each Company Plan subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code; (C)  Company has not engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company, the Surviving Corporation, or any of their Subsidiaries to a material Tax or material penalty imposed by either Section 4975 of the Code or Section 409 or 502(i) of ERISA and Company has no material liability under the Code with respect to any Company Plans, including any liability under any other provision of Chapter 43 of the Code; and (D) Company has not incurred nor reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(c)         Except as set forth in Section 3.22 of the Company Disclosure Schedule: (A) no material liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Company with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA (“Single-Employer Plan”) currently maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by any of them, or the Single-Employer Plan of any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”); (B) Company has not incurred any material withdrawal liability (including any contingent or secondary withdrawal liability) with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate) that has not been satisfied in full and no condition or circumstance has existed that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan which could result in any material liability to Company; and (C) no notice of a “reportable event,” within the meaning of Section 4043 of ERISA has occurred or is expected to occur for any Company Pension Plan or by any Company ERISA Affiliate that would reasonably be expected to result in material liability to Company.

(d)          Except as set forth in Section 3.22 of the Company Disclosure Schedule: (A) all contributions required to be made under the terms of any Company Plan, as of the date hereof, have been timely made or have been reflected in the Company Financial Statements, except to the extent that failure to make such contribution would not result in material liability to

Company; (B) neither any Company Pension Plan nor any Single-Employer Plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Company nor any Company ERISA Affiliate has applied for or obtained funding waiver; (C) it is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code; and (D)  Company has not provided, or is not required to provide, security to any Company Pension Plan or to any Single-Employer Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or except as set forth in Section 3.22 of the Company Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of Company, threatened, litigation relating to the Company Plans.

(f)         Except as disclosed in Section 3.22 of the Company Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, there has been no amendment to, announcement by Company relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Schedule 3.22, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (v) entitle any employees of Company to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (x) limit or restrict the right of Company to merge, amend or terminate any of the Company Plans, (y) cause Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Company Plans which would not reasonably be expected to be deductible under Section 162(m) or Section 280G of the Code.

(g)         Each Company Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that Company is a party to has been operated since January 1, 2005 in compliance with Section 409A of the Code and IRS Notice 2005-1.

(h)         Company has classified all individuals who perform or who have performed services for them correctly under each Company Plan, ERISA, the Code and other applicable law as common law employees, independent contractors or leased employees, except to the extent that any misclassification would not reasonably be expected to result in material liability to Company.

Section 3.23   Labor Matters. Except as set forth in Section 3.23 of the Company Disclosure Schedule, (i) as of the date hereof Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by Company); (ii)  Company is not the subject of any proceeding asserting that it has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company; (iii) there are no current or, to the Knowledge of Company, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Company, or labor strike and no such activities have occurred during the past 24 months; (iv) no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the Knowledge of Company, threatened against Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company; (v) Company is in material compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, Company has materially complied in all respects with its payment obligations to all employees of Company in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company; (vii) Company is in material compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company; (viii) the Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except obligations that would not have a Material Adverse Effect on the Company; and (ix) no employees, consultants or contract employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, enforceable non-competition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. No employees, consultants or contract employees who are considered key to the operations or the business of the Company have given notice to the Company, nor is the Company otherwise aware that any such employee intends to terminate his or her employment, consultancy or contract with the Company. Section 3.23 of the Company Disclosure Schedule contains a complete and accurate list of the employees, consultants and contract employees of the Company as of the date hereof, as well as the base pay or hourly rate paid to such employees, consultants and contract employees as of the date hereof (including any raises or bonuses paid or payable to such persons since December 31, 2005). Company has provided to Purchaser copies of all written contracts (including any amendments and extensions) with its health site administrators, as well as copies of the written contracts (including any amendments and extensions) it has with its top 10 most highly paid employees. Company has paid all applicable federal withholding, state, county and other Taxes related to its employees, consultants and contract employees which it is required to pay as of the Closing Date.

Section 3.24    Insurance. Section 3.24 of the Company Disclosure Schedule contains a list of, and Company has provided or made available to Purchaser, true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Purchaser, prior to the Closing Date, true and complete copies of all material policies of insurance to which Company is a beneficiary or named insured. Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Company (taking into account the cost and availability of such insurance).

Section 3.25     Absence of Sensitive Payments. Neither the Company nor any of its directors, officers, agents, or employees has made or has agreed to make:

(a)          any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any jurisdiction (foreign or domestic); or

(b)          any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other Person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable law.

Section 3.26    Investigation by the Company and the Company Stockholders. The Company and the Company Stockholders have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Purchaser, which investigation, review and analysis was done by the Company and its Affiliates and, to the extent the Company deemed appropriate, by the Company’s representatives. The Company and the Company Stockholders have read and analyzed Purchaser’s publicly-available filings with the Securities and Exchange Commission including, without limitation, all risk factors contained in such filings. The Company and the Company Stockholders acknowledge that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Purchaser and its subsidiaries as they have requested for such purpose. In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Purchaser’s or any of the Purchaser’s representatives (except the specific representations and warranties of the Purchaser set forth in this Agreement). The Company and the Company Stockholders have formed an independent judgment concerning the Purchaser.

Section 3.27     Company Disclosure Schedule. It is understood and agreed that any disclosure in the Company Disclosure Schedule shall qualify the disclosure under the specific section number referred to in the Company Disclosure Schedule as well as all other sections in this Agreement when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The Company shall make all reasonable efforts to specifically cross reference in the Company Disclosure Schedule all sections where a particular disclosure qualifies or applies.

Section 3.28    Investment Intent; Accredited Investor Status. The Company Stockholders represent and warrant that they are acquiring the Pace Stock for their own accounts and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each of the Company Stockholders is either (i) an individual whose net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000, or (ii) an individual who had an income in excess of $200,000 in each of the two most recent years, or joint income with his spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year, and is capable of evaluating the merits and risks of his respective investments and each has the ability and capacity to protect his respective interests.

Section 3.29     Compliance with Insider Trading Laws. As of the Closing Date, the Company, the Company Stockholders and their respective Affiliates have not purchased or sold any securities of the Purchaser prior to the Closing.

Section 3.30     Reliance. In addition to the foregoing, the placement agent and the investors in the Private Placement, as defined in Section 7.1(d) hereof, shall be entitled to rely on all of the representations, warranties and covenants made by the Company to the Purchaser hereunder, as if such representations, warranties and covenants were made directly to the placement agent and the investors. The Company Stockholders have provided assistance to the Purchaser in preparing the offering documents for use by the Purchaser in the Private Placement to ensure that with respect to the Company, the offering documents do not contain any material misstatement of fact or omit to state a material fact regarding the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Purchaser Disclosure Schedule or as specifically provided for in this Article IV, Purchaser hereby represents and warrants to the Company Stockholders as follows:

Section 4.1     Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2      Capital Structure. The authorized capital stock of Purchaser consists of (a) 20,000,000 shares of Pace Common Stock, of which 5,716,074 shares were issued and outstanding as of the date hereof and (b) 5,000,000 shares of preferred stock, no par value, consisting of 1,000,000 shares of preferred stock and 4,000,000 shares of Series A Convertible Preferred Stock, of which 2,875,000 are issued and outstanding as of the date hereof. All issued and outstanding shares of the capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of the date hereof, there are outstanding stock options and warrants to purchase an aggregate of 750,000 shares of Pace Common Stock, and no other rights to acquire capital stock from Purchaser. All shares of Pace Common Stock to be issued in connection with this Agreement and the other transactions contemplated hereby will, when issued in accordance with the terms hereof, have been duly authorized, be validly issued, fully paid and non-assessable, free and clear of all Liens.

Section 4.3	Authority; No Conflicts.

(a)         Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including, without limitation, the issuance of the shares of Purchaser Common Stock to be issued in the Pursuant to this Agreement (the “Share Issuance”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding agreement of Company, constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(b)        The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a “Violation”) pursuant to: (A) any provision of the articles of incorporation or bylaws of Purchaser or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets.

(c)          No consent, approval, order or authorization of, or registration, declaration or filing with, any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or expiry of any related waiting period is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation of the other transactions contemplated hereby, except for those required under or in relation to (A)  state securities or “blue sky” laws (the “Blue Sky Laws”); (B) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”); (C) the Exchange Act; and (D) such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (D) are hereinafter referred to as “Necessary Consents.”

Section 4.4	Reports and Financial Statements.

(a)         Purchaser has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2004 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Purchaser SEC Reports”). None of the Purchaser SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Purchaser SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Purchaser as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack footnote disclosure. All of such Purchaser SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Purchaser SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b)         Except (A) to the extent reflected in the balance sheet of Purchaser included in the Purchaser SEC Report last filed prior to the date hereof or (B) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), Purchaser does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

Section 4.5	Information Supplied.

(a)          None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Current Report on Form 8-K be filed with the SEC by Purchaser in connection with the Sale, or any of the amendments or supplements thereto (collectively, the “Form 8-K”), the Private Placement Memorandum or the Proxy Statement will, at the time such documents are filed with the SEC or distributed to potential investors, or at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Such documents will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(b)         Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Form 8-K, the Private Placement Memorandum or the Proxy Statement based on information not supplied by it.

Section 4.6      Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since March 31, 2006, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

Section 4.7       Board Approval. The Board of Directors of Purchaser, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously approved this Agreement and the transactions contemplated hereby.

Section 4.8       Investigation by the Purchaser. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company, which investigation, review and analysis was done by the Purchaser and its Affiliates and, to the extent the Purchaser deemed appropriate, by the Purchaser’s representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and its subsidiaries as it has requested for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company’s or any of the Company’s representatives (except the specific representations and warranties of the Company and the Company Stockholders set forth in this Agreement). The Purchaser has formed an independent judgment concerning the Company and the Stockholders.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1       Conduct of Business of Company Pending the Closing. Company and Company Stockholders covenant and agree that, during the period from the date hereof to the Closing and except as otherwise agreed to in writing by Purchaser or as expressly contemplated by this Agreement, the business of Company shall be conducted only in, and Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Company, except as expressly contemplated by this Agreement, shall use its commercially reasonable efforts to preserve substantially intact the business organization of Company, to keep available the services of the present officers and employees and to preserve the present relationships of Company with such of the customers, suppliers, licensors, licensees, or distributors with which Company has significant business relations. By way of amplification and not limitation, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed) the Company shall not, between the date of this Agreement and the Closing, except as set forth in Section 5.1 of the Company Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

(a)         Amend its certificate of incorporation or bylaws or equivalent organizational documents unless agreed to by Purchaser;

(b)         Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Company;

(c)         Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)         Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

(e)         Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

(f)         Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock (except (i) by incurring Permitted Liens); and (ii) equipment and property no longer used in the operation of Company’s business) other than in the ordinary course of business consistent with past practice;

(g)         Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h)          Settle or compromise any pending or threatened suit, action or claim (other than the payment of health benefit claims on behalf of customers of Company) involving a payment by Company in excess of $5,000;

(i)          Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company;

(j)          Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering Company or its properties, assets and businesses or comparable replacement policies;

(k)           Authorize or make capital expenditures in excess of $50,000;

(l)           (i) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any Tax, or surrender any right to claim a Tax refund or (ii) consent, without providing advance notice to Purchaser, to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(m)          Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

(n)           (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) incur any indebtedness for borrowed money (including pursuant to any commercial paper program or credit facility of Company) or issue any debt securities; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than providers of the Company in the ordinary course of business consistent with past practice;

(o)           Enter into or renew, extend, materially amend or otherwise materially modify (i) any Company Material Contract, or (ii) any other contract or agreement (with “other contract or agreement” being defined for the purposes of this subsection as a contract or agreement which involves Company incurring a liability in excess of $10,000 and which is not terminable by Company without penalty upon one year or less notice (other than  contracts entered into in the ordinary course of business consistent with past practice that are not Company Material Contracts);

(p)           Except to the extent required under this Agreement or pursuant to applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Company, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to Company);

(q)           Grant any license with respect to Intellectual Property other than non-exclusive licenses granted in the ordinary course of business;

(r)         Take any action or omit to take any action that would reasonably be expected to cause any Intellectual Property used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

(s)         Effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (WARN), affecting in whole or in part any site of employment, facility, operating unit or employee of Company;

(t)          Pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Company or incurred in the ordinary course of business and consistent with past practice;

(u)         Enter into any material contract or commitment (including, without limitation, any contracts with employees, officers, directors, stockholders or consultants), or violate, breach, cause a default, comprise (or take any action which would reasonably lead to any of the foregoing) or amend or otherwise modify or waive any of the terms of any of its material contracts (including, without limitation, any contracts, agreements or understandings with employees, officers, directors, stockholders or consultants) other than in the ordinary course of business.; provided, further, that other than in the ordinary course of business, the Company shall not enter into any contract, commitment or agreement (i) which grants any third party exclusive rights, (ii) which provides any third party with equity, as compensation or otherwise, or (iii) with any third party which could reasonably be deemed to be a competitor of Purchaser;

(v)        Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(w)	Terminate or waive any right of any material or substantial value;

(x)         Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

(y)         Grant any severance or termination pay: (i) to any director or officer or (ii) to any other employee or consultant;

(z)         Write up, write down or write off the value of any assets or revalue any of its assets; and

(aa)      Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(aa) or any action which would result in any of the conditions set forth in Article VII not being satisfied or would materially delay the Closing.

Section 5.2     Conduct of Business of Purchaser Pending the Closing. Purchaser covenants and agrees that, during the period from the date hereof to the Closing and except as otherwise agreed to in writing by Company, Purchaser shall not (a) amend its articles of incorporation or bylaws or equivalent organizational documents in a manner materially adverse to Company’s stockholders; or (b) declare, set aside or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock, other than dividends or distributions payable in stock and made in connection with transactions related to the more efficient consummation of this Agreement.

Section 5.3       Operational Matters. From the date of this Agreement until the Closing, at the request of Purchaser, Company shall (a) confer on a regular and frequent basis with Purchaser and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) to Purchaser on operational matters. Company shall file or furnish all reports, communications, announcements, publications and other documents required to be filed or furnished by it with all Governmental Entities between the date of this Agreement and the Closing and Company shall (to the extent any report, communication, announcement, publication or other document contains any statement relating to this Agreement, and to the extent permitted by law or regulation or applicable confidentiality agreement) consult with Purchaser for a reasonable time before filing or furnishing any such report, communication, announcement, publication or other document and mutually agree upon any such statement and deliver to Purchaser copies of all such reports, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Closing. Prior to the Closing, each of Company and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over respective businesses and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1         Management Responsibilities; Headquarters. At the Closing, the President and Chief Executive Officer of Company shall, pursuant to his employment agreement, be named the Vice President of Business Development and Founder of Purchaser; the Chief Medical Officer of Company shall, pursuant to his employment agreement, be named Executive Vice President and Chief Medical Officer of Purchaser; and the Chief of Correctional Programs of Company shall, pursuant to his employment agreement, be named Executive Vice President of Correctional Programs of Purchaser; each such person shall be based in La Plata, Maryland and shall report directly to the newly-appointed President and Chief Executive Officer of Purchaser. Following the Closing, the headquarters and the principal executive offices of Purchaser shall be in La Plata, Maryland.

Section 6.2        Confidentiality. Each of the Company and the Company Stockholders and Purchaser acknowledge that: (i) it may have access to material, nonpublic information of the other Party (“Confidential Information”), (ii) it shall retain and hold the Confidential Information of the other Party in confidence and, except as required by Law or judicial or other process of a Governmental Entity, not disclose or reveal any such Confidential Information to others or permit the disclosure thereof, and (iii) it shall return all Confidential Information of the other Party in the event that this Agreement is terminated. Each party may only use the Confidential Information of another party solely for the purposes permitted under this Agreement. The parties each agree that misuse of a party’s Confidential Information will entitle it to equitable relief, in addition to any other damages allowable by law. In addition to any restriction imposed by the Lock-Up Agreement, the Company and the Company Stockholders agree not to use any Confidential Information to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any shares of Purchaser’s common stock (or other securities, warrants or other forms of convertible securities outstanding or other rights to acquires such securities) of Purchaser. The Company and the Company Stockholders acknowledge and agree that (i) a purpose of the confidentiality provisions of this Section 6.2 is so that Purchaser may be in compliance with Regulation FD and other applicable regulations promulgated by the SEC and (ii) if the Company or the Company Stockholders do not comply with the provisions of this Section 6.2, the Purchaser may be deed by such action to be in violation of such Laws and regulations, which could have a Material Adverse Effect on Purchaser.

Section 6.3      Public Disclosure. The Company, the Company Stockholders and Purchaser shall consult with each others before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures, regarding the Sale and the other transactions contemplated hereunder, or otherwise, (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and no Party shall issue a press release or make any statements or disclosures without the prior written approval of the others (which consent shall not be unreasonably withheld), except as may be required by Law or the SEC.

Section 6.4        (a) Continuation of Benefits. After the Closing, Purchaser shall initially provide compensation and benefits to the current and former employees of Company (other than those current and former employees whose terms and conditions of employment are subject to a collective bargaining agreement) that are in the aggregate no less favorable than the lesser of (i) those provided to the current and former employees of Company as of the Closing and (ii) those provided to Purchaser’s similarly situated employees.

(b)         Pre-Existing Limitations; Service Credit. With respect to any employee benefit plan in which any employees of Company first become eligible to participate, on or after the Closing (the “New Company Plans”), Purchaser shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Company under any health and welfare New Company Plans in which such employees may be eligible to participate after the Closing, and deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New Company Plan occurs shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans; provided, that, for purposes of deductibles, coinsurance and out-of-pocket payments, such employee was enrolled in comparable coverage under the Company Plans immediately prior to the effective time of coverage in the New Company Plans, and (B) recognize service of present or former employees of Company (or otherwise credited by Company) accrued prior to the Closing for purposes of eligibility to participate and vesting credit, and, solely with respect to severance pay obligations, benefit accrual, in any New Company Plan in which such employees may be eligible to participate after the Closing; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

Section 6.5        Legal Requirements. Each of the Company, the Company Stockholders and Purchaser shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the Sale and other transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any Party hereto necessary in connection with any such requirements imposed upon such other Party in connection with the consummation of the Sale and the other transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other Parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

Section 6.6         Continuation Of Employment To Certain Employees. Purchaser, in its sole discretion, shall determine and set forth on Schedule 6.6 of the Purchaser Disclosure Schedules which Company employees will be offered continued employment subsequent to the Closing Date in accordance with the policies of Purchaser. All other employees will be terminated by the Company prior to the Closing Date. The Company shall be responsible for all wages, salaries, unused vacation or personal days, severance payments and other obligations and liabilities which may be owing to any such terminated employees or any Governmental Entities arising from such termination of employment. The Purchaser shall be responsible for all wages, salaries, unused vacation or personal days, severance payments and other obligations and liabilities which may be owing to any employees terminated after Closing or any Governmental Entities arising from such termination of employment.

Section 6.7       Taxes From Transactions. Company Stockholders will assume, be responsible for and pay any and all federal, state and local individual income taxes, if any, from the gain on the sale of the Company Stock of the Company Stockholders resulting from the transactions described in this Agreement. Notwithstanding the foregoing, the Stockholders will assume, be responsible for and pay any taxes of the Company that have accrued through the Closing Date from the Company’s operations, and not as a result of the transactions hereunder. The Company shall be solely responsible for any and all taxes that it accrues following the Closing Date.

Section 6.8        Tax Liability Distribution. Notwithstanding anything set forth herein, the Purchaser will allow the Company to make a one-time cash distribution to the Company

Stockholders equal to the actual amount of federal and state income tax liability on the taxable income resulting from the Company’s operations through the Closing Date; provided, however, that this amount may not exceed 35% of such income resulting from Company’s operations. This distribution will be paid to the Company Stockholders proportionately at the Closing in the amounts set forth on Section 6.8 of the Company Disclosure Schedule attached hereto, plus any supplemental schedule that reflects the taxes accrued for the period from January 1, 2006 through the Closing Date.

Section 6.9	Access to Information; Disclosure Schedule Updates.

(a)          Upon reasonable notice, the Company shall afford Purchaser and its accountants, legal counsel and other representatives, reasonable access during normal business hours during the period from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, provided that Purchaser contacts the Company’s Chief Executive Officer prior to contacting any other employee of the Company, to: (i) review all of the Company’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company as Purchaser may request. The Company agrees to provide to Purchaser and its accountants, legal counsel and other representatives copies of internal financial statements and other business analysis and documentation promptly upon request.

(b)          Subject to compliance with applicable law, from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company and Purchaser shall confer on a regular and frequent basis to report operational matters and the general status of ongoing operations of the Company.

(c)          No information or knowledge obtained in any investigation after the date hereof pursuant to this Section 6.9 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate this Agreement; provided, however, that the Company shall promptly inform Purchaser of any such information or knowledge obtained in its investigation which would reasonably be likely to have a Company Material Adverse Effect. Additionally, during the period from the date hereof and prior to the Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall promptly notify Purchaser in writing of:

(i)           the discovery of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation or warranty made by the Company in this Agreement or any other agreement contemplated hereby;

(ii)	any material breach of any covenant or obligation by the Company; and

(iii)         any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Agreement impossible or unlikely.

(d)	If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 6.9(c) requires any material change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then the Company shall promptly deliver to Purchaser an update to the Company Disclosure Schedule specifying such change (a “Disclosure Schedule Update”).

(e)          The Company shall provide Purchaser and its accountants, legal counsel and other representatives reasonable access, during normal business hours during the period prior to the Closing, to: (i) all Company Books and Records, including for the purpose of auditing or preparing for the audit of the Company’s financial statements as required by applicable SEC rules and regulations and (ii) all of the Company’s Tax Returns and other records and work papers relating to Taxes, provided that Purchaser contacts the Company’s Chief Financial Officer prior to contacting any other employee of the Company, and shall provide to Purchaser and its representatives the following information promptly upon the request of Purchaser: (A) the types of Tax Returns being filed by the Company in each taxing jurisdiction, (B) the year of the commencement of the filing of each such type of Tax Return, (C) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (D) all material Tax elections filed in each jurisdiction by the Company, (E) any deferred inter-company gain with respect to transactions to which the Company has been a party, and (F) receipts for any Taxes.

Section 6.10   Preparation of Form 8-K, Private Placement Memorandum and Proxy Statement.

(a)         Purchaser shall prepare and file with the SEC the Form 8-K and the Proxy Statement. Each of Purchaser, Company and Company Stockholders shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation and filing of the Form 8-K and the Proxy Statement, as well as the preparation of the Private Placement Memorandum. Each of Purchaser, Company Stockholders and Company agrees to promptly correct any information provided by it for use in the Form 8-K, the Private Placement Memorandum and the Proxy Statement that shall have become false or misleading.

(b)         During the term of this Agreement, Company shall not take any actions to exempt any Person other than Purchaser from the threshold restrictions on Company Stock ownership or any other anti-takeover provision in Company’s certificate of incorporation.

Section 6.11    Further Assurances (Transaction). Purchaser, Company and the Company Stockholders shall use commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, following the Closing, the Company Stockholders shall file with the SEC all appropriate forms required under Section 16 of the Exchange Act.

ARTICLE VII

CONDITIONS TO THE SALE

Section 7.1        Conditions to Obligations of Each Party to Effect the Sale. The respective obligations of each Party to this Agreement to consummate and effect this Agreement, each other document to which such Party is a party or signatory, the Sale and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the Parties hereto:

(a)          No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Sale shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which has jurisdiction over the Company, the Company Stockholders or Purchaser), seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Sale, which makes the consummation of the Sale illegal. In the event an injunction or other order shall have been issued, each Party agrees to use its reasonable efforts to have such injunction or other order lifted.

(b)          Governmental Approval. Purchaser, the Company Stockholders and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Sale and the several transactions contemplated hereby, including but not limited to such approvals, waivers and consents as may be required under the Securities Act and under state Blue Sky Laws.

(c)          Third Party Consents. Purchaser, the Company Stockholders and the Company shall have timely obtained any and all necessary third-party approvals, waivers and consents, if any, necessary for consummation of or in connection with the Sale and the several transactions contemplated hereby, provided, however, that all approvals, waivers and consents required, if any, in connection with third-party healthcare service provider or referral contracts shall be obtained within ten (10) days after the Closing Date.

(d)          Private Placement. A private placement by the Purchaser or its Affiliates, the gross proceeds of which shall be at least $10,000,000 (the “Private Placement”), shall have been consummated.

(e)          Company Stockholder Approval. This Agreement shall have been adopted by all of the stockholders of the Company.

(f)           Officer and Director Employment Agreements. At or prior to Closing, the Purchaser, and each officer and director of the Company that shall remain in such capacities after Closing, shall enter into and execute their respective employment agreements, or at the option of the Company Stockholders, such stockholders may be employed through a single purpose Limited Liability Company that will contract with the Purchaser for providing identical services and with substantive terms identical to such employment agreements, substantially in the forms attached hereto as Exhibits C(1), C(2) and C(3).

Section 7.2        Additional Conditions to Obligations of the Company and the Company Stockholders. The obligations of the Company and the Company Stockholders to consummate and effect this Agreement, each other document to which they are a party or signatory, the Sale and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company and the Company Stockholders:

(a)          Representations, Warranties and Covenants. Except as disclosed in the Purchaser Disclosure Schedule dated as of the Closing: (i) the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Purchaser which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect on Purchaser; and (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Purchaser as of the Closing.

(b)          Purchaser Officer’s Certificate. At the Closing, the Company and the Company Stockholders shall have received a duly executed certificate on behalf of Purchaser by an authorized officer to the effect set forth in Section 7.2(a).

(c)          Purchaser Counsel Legal Opinion. The Company and the Company Stockholders shall have been furnished with the opinion of Ellenoff Grossman & Schole LLP, counsel to Purchaser, dated as of the Closing Date, containing terms satisfactory to the Company and the Company Stockholders.

Section 7.3        Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect this Agreement, each other Document to which it is a part or signatory, the Sale and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(a)          Representations, Warranties and Covenants. Except as disclosed in the Company and Company Stockholders Disclosure Schedule dated as of the Closing (as amended by any Disclosure Schedule Update accepted in writing by the Purchaser): (i) the representations and warranties of the Company and the Company Stockholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of the Company and the Company Stockholders which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect on Company and (ii) the Company and the Company Stockholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company and the Company Stockholders as of the Closing.

(b)          Due Diligence Review. Purchaser shall have completed its due diligence review of all relevant matters relating to the Company and the Company Stockholders with the full cooperation of the Company’s management and the Company Stockholders, including, without limitation, financial, legal, business and other matters, to its satisfaction and the satisfaction of its counsel, accountants and professional advisors, in their discretion.

(c)          Audit. The Company shall have provided Purchaser with (i) complete audited financial statements of the Company for and as of the years ended December 31, 2003, 2004 and December 2005, prepared in accordance with GAAP, and (ii) complete unaudited financial statements for the period ended March 31, except as set forth on Schedule 7.3(c), including an unqualified auditor’s report and the consent of the Company’s auditor to include said report in any and all SEC filings required to be made by the Purchaser.

(d)          Absence of Company Material Adverse Effect. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company.

(e)          Third Party Consents. The Company shall have obtained all Necessary Consents from third parties, including, without limitation, all Jurisdictional Healthcare Agreements and all third-party healthcare service provider or referral contracts, provided, however, that Necessary Consents from third parties in connection with third-party healthcare service provider or referral contracts shall be obtained within 10 days after the Closing Date.

(f)	[intentionally omitted]

(g)          Suppliers and Customers. Purchaser shall have had an opportunity to meet with and satisfy itself, in its own discretion, as to the viability of ongoing relationships with customers, clients, suppliers, employees and contractors of the Company.

(h)          Company Officer’s Certificate. Purchaser shall have been provided with a certificate executed on behalf of the Company and the Company Stockholders to the effect set forth in Section 7.3(a).

(i)           Company Secretary Certificate. Purchaser shall have received a duly executed certificate from the Secretary of the Company with respect to: (i) the certificate of incorporation, as certified by the Secretary of State of Maryland as of a recent date, and by-laws of the Company, (ii) resolutions of the board of directors of the Company with respect to the authorizations of this Agreement and the other agreements contemplated hereby, (iii) a certificate of existence and good standing as of a recent date from the Secretary of State of the State of Maryland and (iv) the incumbency of the executing officers of the Company.

(j)           Company Stockholder Certificates. Purchaser shall have received a duly executed certificate from each Company Stockholder with respect to such Company Stockholder’s ownership of the Company Stock being sold by such Company Stockholder.

(k)          Legal Opinion. Purchaser shall have been furnished with the opinion of Jackson & Campbell, P.C., counsel to the Company and the Company Stockholders, dated as of the Closing Date, including an opinion with regard to bulk sales, and other terms satisfactory to Purchaser.

(l)           Confirmation Regarding No Options. At the Closing, Purchaser shall have received an Officer’s Certificate confirming that, other than as disclosed in the Company Disclosure Schedules, there are no options, warrants, convertible debt or other derivatives to purchase any capital stock or securities of the Company issued and outstanding.

(m)         Required Governmental Consents. The Necessary Consents shall have been obtained and shall be in full force and effect.

(n)          Agreements. Each of the Company Stockholders shall have duly executed and delivered to Purchaser their respective employment agreement or consulting agreement, as applicable (each containing a non-competition, non-solicitation and confidentiality agreement in additional consideration of such Company Stockholder’s receipt of the Purchase Price), substantially in the form attached hereto as Exhibits C(1), C(2) and C(3); each of the Company Stockholders shall have duly executed and delivered to Purchaser the Holdback Agreement; each of the Company Stockholders shall have duly executed and delivered to Purchaser the Voting and Lockup Agreement.

(o)          Resignations; Reappointments. All current officers and directors of the Company shall have resigned in writing and delivered such written resignations to the Company and the Purchaser; such officers and directors as shall remain in such capacities shall thereafter be reappointed pursuant to the terms of their respective employment agreements.

(p)          Company Stock Certificates. The Company Stockholders shall deliver at Closing certificates representing all shares of the Company Stock, duly endorsed for transfer or accompanied by stock powers duly executed in blank, free and clear of all Liens, and any other documents that are necessary to transfer to the Purchaser good title to all Company Stock.

(q)	[intentionally omitted]

(r)           No Proceedings. There shall not be pending or threatened any suit, litigation, action or other proceeding relating to the transactions contemplated by this Agreement.

(s)           Consolidated Stockholder’s Equity. The Company’s consolidated stockholder’s equity on the Closing Date shall be no less than $400,000.

(t)           Instruments and Possessions. In order to effect the Sale, the Company and the Company Stockholders shall have executed and/or delivered to Purchaser:

(i)	all Books and Records of the Company;

(ii)         such keys, lock and safe combinations and other similar items as Purchaser shall require to obtain full, complete and absolute occupation, possession and control of the Company facilities, including safety deposit boxes;

(iii)        such other certificates, documents, instruments and agreements (including any documents necessary to change signatories on the Company’s bank accounts) as Purchaser shall deem necessary in its reasonable discretion in order to effectuate the Sale and the other transactions contemplated herein, in form and substance reasonably satisfactory to Purchaser.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; NON-INTERVENTION

AND NON-COMPETITION; TERMINATION

Section 8.1       Survival. Unless satisfied or terminated prior to the Closing in accordance with Article VII hereof, the agreements and covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties contained in this Agreement shall survive the Closing Date for a period of twenty-four (24) months. The confidentiality provisions under Section 6.2 of this Agreement shall survive the Closing Date without limitation.

(a)         Obligation of the Company and the Company Stockholders to Indemnify. Prior to the Closing, the Company and the Company Stockholders agree, jointly and severally, and after the Closing, the Company Stockholders, jointly and severally, agree to indemnify, defend and hold harmless Purchaser and the Surviving Corporation (and their respective directors, officers, employees, affiliates, stockholders, agents, attorneys, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any: (i) inaccuracy in any representation or warranty of the Company and the Company Stockholders contained in this Agreement, the Exhibits hereto or in the Company Disclosure Schedules or (ii) breach by the Company or the Company Stockholders of any covenant or agreement contained in this Agreement; provided, however, that in no event shall the Purchaser or the Surviving Corporation be entitled to recover any Losses from the Company Stockholders under this Agreement in an amount in excess of the Purchase Price in the aggregate; and, provided further, that the Company Stockholders will not have any liability for Losses incurred by the Purchaser or the Surviving Corporation under this Agreement unless and until the aggregate of such Losses exceeds $50,000 (the “Stockholder Threshold Amount”), it being agreed however, that if the aggregate Losses incurred by the Purchaser and/or the Surviving Corporation under this Agreement exceeds the Stockholder

Threshold Amount, the liability of the Company Stockholders will relate back to and include the first dollar of aggregate Losses so incurred.

(b)         Obligation of Purchaser to Indemnify. Prior to the Closing, Purchaser agrees to indemnify, defend and hold harmless the Company Stockholders and the Company, and after the Closing, the Company Stockholders only, from and against any Losses based upon, arising out of or otherwise in respect of any: (i) inaccuracy in any representation or warranty of Purchaser contained in this Agreement or (ii) breach by Purchaser of any covenant or agreement contained in this Agreement; provided, however, that in no event shall the Company Stockholders be entitled to recover any Losses from the Purchaser and/or the Surviving Corporation under this Agreement in an amount in excess of the Purchase Price in the aggregate; and, provided further, that Purchaser and/or the Surviving Corporation will not have any liability for Losses incurred by the Company Stockholders under this Agreement unless and until the aggregate of such Losses exceeds $50,000 (the “Purchaser Threshold Amount”), it being agreed however, that if the aggregate Losses incurred by the Company Stockholders under this Agreement exceeds the Purchaser Threshold Amount, the liability of the Purchaser and/or the Surviving Corporation will relate back to and include the first dollar of aggregate Losses so incurred. After the Closing, this Section 8.1(b) shall be the sole means by which Company Stockholders may proceed against the Purchaser or the Surviving Corporation for any Losses they may incur.

(c)	Notice and Opportunity to Defend.

(i)          Promptly after receipt by any Person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give written notice thereof (a “Claims Notice”) to any other party (or parties) who is or may be obligated to provide indemnification pursuant to Section 8.1 (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(ii)        The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability, provided, however, that the Indemnifying Party may settle or compromise any Asserted Liability without the consent of the Indemnitee so long as such settlement or compromise releases the Indemnitee and does not include any admission or statement of fault against the Indemnitee. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

Section 8.2    Non-Intervention. The Purchaser, the Company and the Company Stockholders agree that in the event that the transactions contemplated hereunder do not close for any reason, or if this Agreement is terminated, for a period of three (3) years from the Closing, none of the Parties hereto will solicit any customers or employees specifically divulged to each of the Parties in connection with the due diligence process or otherwise in connection with this Agreement and the transactions contemplated hereunder.

Section 8.3     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)	By mutual written consent of Purchaser, Company and Company Stockholders;

(b)         By Purchaser, Company or Company Stockholders, if (i) this Agreement shall not have been consummated on or before October 31, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to any party if such party’s action or failure to act has been the principal cause of or resulted in the failure of the Agreement to be consummated on or before such date, or if (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Agreement shall have become final and nonappealable;

(c)         by Company, if (i) prior to the Closing there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement or any representation or warranty of Purchaser shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by Purchaser or is not cured within 30 days of notice of such breach, or (ii) any of the conditions set forth in Section 6 shall have become incapable of fulfillment;

(d)         by Purchaser, if (i) prior to the Closing Date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Company or Company Stockholders contained in this Agreement or any representation or warranty of Company or Company Stockholders shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing by Company or Company

Stockholders or is not cured within 30 days of notice of such breach or (ii) any of the conditions set forth in Section 6 shall have become incapable of fulfillment; and

(e)         By Purchaser, if the Necessary Consents individually or in the aggregate contain any burdensome terms or conditions.

Section 8.4      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, the obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any party hereto, except for the obligations in the confidentiality provisions hereof, and all of the provisions of this Section 8.4, Section 8.3 and Section 8.1; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1       Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2      Extension; Waiver. At any time prior to the Closing any Party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other Parties contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party granting such waiver or extension and only for the specific instance for which such waiver or extension was granted.

Section 9.3      Notices. All notices, requests, demands, consents and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given and received to or by the Party to whom the same is so given or made: (a) if delivered by hand, on the day it is so delivered against receipt, (b) if mailed via the United States mail, certified first class mail, postage prepaid, return receipt requested, on the fifth (5th) business days after it is mailed, (c) if sent by a nationally recognized overnight courier, on the business day after it is sent or (d) if sent by facsimile transmission, on the day it is so delivered (with confirmation of receipt), at the address or fax number of such Party as set forth below, which address and fax number may be changed by notice to the other Party hereto duly given as set forth herein):

if to Purchaser, to:

John Pappajohn

Pace Health Management Systems, Inc.

666 Walnut Street, Suite 2116

Des Moines, Iowa 50309

Phone: (515) 244-5746

Fax: (515) 244-2346

with a copy to:

Ellenoff Grossman & Schole LLP

370 Lexington Avenue, 19th Floor

New York, New York 10017

Telephone: (212) 370-1300

Fax No.: (212) 370-7889

Attention: Barry I. Grossman, Esq.

if to the Company or the Company Stockholders, to:

Howard Haft, MD

ConMed, Inc.

9375 Chesapeake Street, #219

La Plata, Maryland 20646

Phone: (301) 609-8460

Fax: (301) 934-6983

with a copy to:

Jackson & Campbell, PC

1120 20th Street, NW, Suite 300 South

Washington, DC 20036

Telephone: (202) 457-1634

Fax No.: (202) 457-1678

Attention: David H. Cox/John J. Matteo

Section 9.4	Certain Interpretive Conventions.

(a)          In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole.

(b)          In this Agreement, any reference to a Party’s “knowledge” means the actual knowledge of each of such Party’s executive officers and directors, provided it shall be assumed that such executive officers and directors shall have made reasonable and customary inquiry of the matters presented.

(c)          In this Agreement, any reference to a Party conducting its business or other affairs or taking any action in the “ordinary course of business” means that such an action taken by or on behalf of such Party shall not be deemed to have been taken in the “ordinary course of business” unless such action is taken in the ordinary course of such Party’s normal day to day operations and is similar in nature and magnitude to actions customarily taken, without any separate or special authorization.

(d)          The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”

(e)          The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available.

(f)           The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Closing.

(g)          When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.

(h)          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.5        Entire Agreement. This Agreement, together with the other Documents and the instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company and Company Stockholders Disclosure Schedule, the Disclosure Schedule Update and the Purchaser Disclosure Schedule, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.6        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.7        Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.8          Submission to Jurisdiction; Waivers.

(a)         Each of Company, Purchaser and Company Stockholders hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined exclusively in any federal or state court of competent jurisdiction located in the State of Delaware and in the courts hearing appeals therefrom. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the above-named jurisdiction for any reason other than the failure to serve process in accordance with the provisions hereof, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction in which the other party in any other jurisdiction in which the other party may be subject to suit.

(b)         Each of Company, Purchaser and Company Stockholders hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

Section 9.9	Governing Law; Waiver of Jury Trial.

(a)         This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY

RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.10       Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive a sum for its attorneys’ fees and all other costs and expenses incurred in such action or suit.

Section 9.11       Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 9.12       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 9.13      Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.14      Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser, the Company and the Company Stockholders, have each: (i) executed this Agreement, in the case of a natural person, or (ii) caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

PURCHASER:

PACE HEALTH MANAGEMENT SYSTEMS, INC.

By:________________________________

Name:
Title:

COMPANY:

CONMED, INC.

By:________________________________

Name:
Title:

COMPANY STOCKHOLDERS:

YANKEE PARTNERS, LLC

By:________________________________

Name: Ronald Grubman
Title: Member

RSO, LLC

By:________________________________

Name: Richard Olson
Title: Member

HAFT VOYAGE, LLC

By:________________________________

Name: Howard Haft
Title: Member

___________________________________

Ronald Grubman

___________________________________

Richard Olson

___________________________________

Howard Haft

SCHEDULE I

Company Stockholders

Name	Shares Owned	Issuance of Series B Pace Preferred Stock

Howard Haft	15
Haft Voyage, LLC	85
Ronald Grubman	15
Yankee Partners, LLC	85
Richard Olson	15
ROC, LLC	85
TOTAL	300	5,714

i

SCHEDULE II

Defined Terms

When used in this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Affiliate” or “Affiliates” of a specified Person is a Person or Persons that: (i) directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified or (ii) in the case of a natural person, is a spouse, linear ancestor or linear descendant of any such specified person or (iii) in the case of a natural person, is a legal representative or trustee of any such specified persons or (iv) is an officer, director, trustee, employee, stockholder, member, partner, principal or trust for the benefit of any entity or Person referred to in the preceding clauses (i), (ii) or (iii).

“Books and Records” shall mean all books and records produced by or in the possession of the Company or its accountants, attorneys or advisors pertaining to the Company, including, without limitation, those Books and Records pertaining to: (i) the Company Intellectual Property, (ii) the business of the Company, (iii) Persons in privity of contract with the Company, (iv) the products, products in development, proposed products, customers, distributors and suppliers of the Company, (v) minutes of stockholder and directors meetings, (vi) the Company Stock and (vii) all financial statements, ledgers, spreadsheets, work papers, tax returns and other information relevant to the financial condition of the Company or such returns.

“Company Stock” shall mean all outstanding shares of the Company’s common stock, no par value, and all outstanding shares of any other capital stock of the Company immediately prior to the Closing.

“Company and Company Stockholders Disclosure Schedule” shall mean a separate disclosure schedule of the Company and the Company Stockholders, dated as of the Closing and delivered by the Company and the Company Stockholders to the Purchaser prior to the execution and delivery of this Agreement and accepted in writing by the Purchaser.

“Material Adverse Effect” means, with respect to Purchaser or Company, as the case may be, any effect that is materially adverse to the business, assets, operations or condition (financial or otherwise) of Purchaser or Company, taken as a whole, respectively, other than any effect relating to (A) the United States or global economy or securities markets in general; (B) the announcement of this Agreement or the transactions contemplated hereby; (C) changes in applicable law or regulations or in GAAP or regulatory accounting principles after the date hereof; or (D) general changes in the healthcare services business after the date hereof, provided that, with respect to each of clauses (A), (C) and (D), such effect is not more adverse with respect to Company, taken as a whole, or Purchaser, as the case may be, than the effect on comparable healthcare businesses generally.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through: (i) the majority ownership of voting shares (ii) general partnership or managing member interests (iii) a majority of common directors or trustees or (iv) by enforceable contract or otherwise.

“Environmental Law” shall mean any statute, law (including common law), treaty, ordinance, rule, regulation, code, policy, license, permit, consent, approval, judgment, order, administrative order or decision, decree or injunction of any Governmental Entity relating to the protection of human health or the environment (including air, water, soil and natural resources), or the generation, treatment, manufacturing, use, storage, handling, recycling, presence, release, disposal, transportation or shipment of any Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Good standing” means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report and (i) if a domestic entity, has not filed articles of dissolution, and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

“Jurisdictional Healthcare Agreement” means any contract or agreement, including any amendments or extensions thereto, with any state, county or other jurisdiction or subdivision thereof, by which Company agrees to provide healthcare, hospital, clinical, diagnostic, therapeutic or similar services to a prison or jail.

“Knowledge” means, (i) with respect to Purchaser, the knowledge, within the scope of his or her responsibility after reasonable inquiry of those employees known to such persons to have specialized knowledge of the subject matter of the representation and warranty, (ii) with respect to Company, the knowledge, within the scope of its responsibility after reasonable inquiry of those employees known to such persons to have specialized knowledge of the subject matter of the representation and warranty and (iii) with respect to each Company Stockholder, the actual knowledge of such Company Stockholder.

“Law” or “Laws” shall mean any foreign, federal, state or local law, statute, order, rule, regulation, policy or guideline enacted, promulgated or administered, or judgments, holdings, decisions or orders entered by, any Governmental Entity.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty, endorsement or cause of action of or by any Person, absolute or contingent, accrued or unaccrued, reserved or unreserved, due or to become due, liquidated or unliquidated.

“Liens” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Pace Stock” shall mean the shares of Purchaser’s common stock, $0.10 par value, to be received by the Company Stockholders in payment of the Purchase Price for the Company Stock.

“Person” shall mean any individual or any foreign or domestic corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, any other business association or any trust or any other entity.

“Permitted Liens” means (i) any liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

“Property” shall mean all real property leased or owned by the Company or their respective Affiliates in connection with the Company, in each case either currently or in the past.

“Purchaser Disclosure Schedule” shall mean a separate disclosure schedule of the Purchaser dated as of the Closing and delivered by Purchaser to the Company Stockholders prior to the execution and delivery of this Agreement and accepted in writing by the Company Stockholders.

“Securities Act” shall mean the Securities Act of 1933, and all rules and regulations promulgated thereunder, each as amended from time to time.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

Company Disclosure Schedules

v

Purchase Disclosure Schedules

Exhibit A

Form of Holdback Agreement

Exhibit B

Form of Voting and Lock-up Agreement

Exhibit C(1)

Form of Employment Agreement Between Purchaser and Howard Haft

Exhibit C(2)

Form of Employment Agreement Between Purchaser and Ronald Grubman

x

Exhibit C(3)

Form of Employment Agreement between Purchaser and Richard Olson